UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 13, 2014

Popeyes Louisiana Kitchen, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction

of Incorporation)

000-32369	58-2016606
(Commission File Number)	(IRS Employer Identification No.)

400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia	30346
(Address of Principal Executive Offices)	(Zip Code)

(404) 459-4450

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 13, 2014, Popeyes Louisiana Kitchen, Inc. (the “Company”) appointed Tony W. Woodard as Interim Chief Financial Officer, effective May 23, 2014, while the Company undertakes a search for a permanent replacement for H. Melville Hope, III, who, as previously reported, will leave the company as of May 23, 2014 to pursue other opportunities.

Mr. Woodard, 46, joined the Company in 2004 and has served as Vice President, Finance since 2006. Prior to joining the Company, Mr. Woodard served in a variety of roles, including Vice President and Treasurer at AmeriCold Logistics, LLC from 1994 to 2004. From 1989 to 1994, Mr. Woodard was an accounting and auditing professional for Deloitte & Touche LLP.

In connection with his appointment, Mr. Woodard’s annual base salary was increased to $334,000, effective during his service as Interim Chief Financial Officer. Mr. Woodard is eligible to receive a cash award in the amount of 30% of his aggregate base salary earned during calendar year 2014, to be paid after the filing of the Company’s 2014 Annual Report on Form 10-K in March 2015.

In addition, Mr. Woodard is entitled to enhanced cash severance benefits until the later of (1) May 13, 2015 and (2) six months after the start of employment of a new permanent Chief Financial Officer. If Mr. Woodard is terminated by the Company without cause during this period, he will receive severance in the amount of his annual base salary.

In the event he is terminated without cause, Mr. Woodard also will be eligible to receive vesting of his award of performance shares under the Company’s Long Term Incentive Program 2012-2014 cycle, to the extent such performance shares would otherwise have been earned based on the applicable performance criteria.

Mr. Woodard also entered into the Company’s standard form of indemnification agreement.

Item 7.01. Regulation FD Disclosure.

On May 13, 2014, the Company issued a press release in connection with Mr. Woodard’s appointment. A copy of the press release is furnished as Exhibit 99.1

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Popeyes Louisiana Kitchen, Inc.

Date: May 16, 2014	By:	/s/ Harold M. Cohen
Harold M. Cohen
Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release.